OPINION  OF  MICHAEL  S.  KROME
Exhibit  5.1



                             Michael S. Krome, P.C.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York  11755
                                 (631) 737-8381


                                  May 1, 2003


Mr.  David  Lieberman,
President
Advanced  Plant  Pharmaceuticals,  Inc.
43  West  33rd  Street
New  York,  New  York  10001

Dear  Sir:

     You have requested an opinion with respect to certain matters in connection with the filing by Advanced Plant Pharmaceuticals, Inc., (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 72,900,000 shares, par value $0.0007 per share (the "Shares"), for issuance pursuant to various agreements between the Company and the holders of the shares specified below.

     The  shares  to  be  covered  by  the  Form  S-8  include:

1. 7,000,000 shares of Common Stock of the Company in the name of Barry Clare, as partial payment for salary equal to $35,000 due to him from the Company;
2. 7,000,000 shares of Common Stock of the Company in the name of Sam Berkowitz, as partial payment for salary equal to $50,000 due to him from the Company;
3. 4,900,000 shares of Common Stock of the Company in the name of Mark Cooper for services valued at $24,500 provided to the Company but not yet paid for;
4. 20,000,000 shares of Common Stock of the Company in the name of C.J. Lieberman, as partial payment, valued at $100,000, for services owed to him by the Company;
5. 30,000,000 shares Common Stock of the Company in the name of Tele-V LLC as per contract signed with them, dated 25th February 2003;
6. 4,000,000 shares of Common Stock of the Company in the name of Michael S. Krome, P.C., as compensation pursuant to the retainer agreement between the Company and Mr. Krome at an annual rate of $15,000, per annum, for legal services.

     In connection with this opinion, we have examined and relied upon the Company's Amended Articles of Incorporation and By-Laws, the Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

     We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed. In addition, it has been represented by the shareholders being issued shares and states in any agreements, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreement, or Retainer Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very  truly  yours,


                                        Michael  S.  Krome



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